Acquisition & Distribution Agreement

Following is the agreement as of October 14, 2005 between Skouras Films, Inc. located at 8425 West 3rd Street Suite 405, Los Angeles, CA 90048 (hereafter "SFI"), on the one hand, and Ventura Distribution, Inc. ("Ventura") located at 2590 Conejo Spectrum Street, Thousand Oaks, (collectively the "parties"), whereby the parties terminate their previously formed motion picture acquisition venture, Skouras Ventura Film Partners, LLC ("SVFP") and proceed with this substituted motion picture acquisition arrangement described below.

1.      Termination of SVFP.

(a)      The parties hereby amicably terminate the agreement dated June 1, 2004 that created SVFP (the "SVFP Agreement"). All assets of the SVFP California Limited Liability Company will belong solely to Ventura, and Ventura may dissolve or otherwise handle that entity in its sole discretion, subject to paragraph 1(b) below.

(b) As to the five (5) pictures named below that the parties acquired for SVFP:

(i)      Ventura will own and control one hundred percent (100%) of the rights in and to the four (4) pictures, "Cover Story," "Dead Dog," "Nursie, and "Ark" under the corresponding exclusive license agreements between SVFP (therein named "Distributor") on the one hand, and the licensing producer or entity, on the other hand. To that end, and simultaneously with the parties" termination of the SVFP Agreement, SVFP irrevocably and unconditionally assigns those four (4) exclusive license agreements to Ventura, and Ventura assumes each of those agreements (including, but not limited to, the third party obligations specified therein). Hereafter, solely Ventura will be "Distributor" thereunder, and Ventura has all rights in and to those pictures without any further obligations to SFI under the SVFP Agreement or otherwise. However, specifically in the case of "Dead Dog," Ventura will not exploit Broadcast Rights as defined in the May 31, 2005 amendment to that picture's licensing agreement concerning Warner Bros./Brainstorm Entertainment; that amendment will terminate and its Broadcast Rights will revert to SFI simultaneously with termination of the Warner Bros. Sublicense (as defined therein).

(ii)      SFI will own and control one hundred percent (100%) of the rights in and to the picture, "Dr. Rage" under the exclusive license agreements between SFI and Providence Productions, LLC (provides for all media rights worldwide less the U.S. and English-speaking Canada which two territories are subject to a matching right); for the avoidance of doubt, SFI is responsible for all of the obligations thereunder (including, but not limited to, those respecting third parties). The parties originally intended that SFI would assign that agreement to SVFP as its fifth picture acquisition, relying on which Ventura advanced twenty-five thousand dollars ($25,000) to Providence Productions, LLC.

(c) The parties have no further obligation to each other under the SVFP Agreement, respecting SVFP, or for the five (5) pictures named above.

2.      New Acquisition Procedure. The parties will proceed as follows in lieu of SVFP:

(a)      SFI will use best efforts to source and recommend Prospective Acquisitions to Ventura, and to assist Ventura with securing the rights thereof, for exploitation under this agreement. Tom Skouras is a "key person" of SFI and is primarily responsible for SFI's obligations under this agreement.

(i)      "Prospective Acquisition(s)" is defined as feature length motion pictures viable for first release on home video/DVD that have substantial rental revenue potential and that have producers, owners, or licensors (hereafter collectively "Licensor(s)") agreeable to, or reasonably interested in, distributing their pictures on a direct home video/DVD premiere basis.

(b) Ventura has an exclusive first look right and a right of first refusal for each Prospective Acquisition.

(c) SFI will provide the following items to Ventura for its review of each prospective Acquisition:

(i) Title of picture;
(ii) Summary of theme, plot, characters, key elements, and technical specifications;
(iii) DVD screener;
(iv) Any costs, obligations, or issues related to clearances, guilds/unions, and third party payments or participations;
(v) If applicable, SFI's financial share or ownership interest; and
(vi) Any other relevant history or information.

(d)      Ventura has fifteen (15) days after receiving the corresponding items listed above to evaluate each Prospective Acquisition. By the end of that period, Ventura will notify SFI of its decision respecting the Prospective Acquisition concerned (i.e., approval to acquire or pass). Any Prospective Acquisitions that Ventura does not elect to acquire or otherwise does not acquire is excluded from this agreement.

(e) The parties intend that Ventura acquires thirteen (13) Pictures (defined below) during the Term; however, Ventura may elect to acquire less or more subject to paragraph 7 below.

3.      Term of Agreement. The term of this agreement (the "Term") commences November 1, 2005 and continues for two (2) years thereafter. The Term may be extended with the parties' mutual discretionary written consent.

4.      Non-Exclusivity. The parties are not exclusive to each other, however, each will act in good faith and will devote as much time and effort as is reasonably necessary for purposes of this agreement.

5.      Acquired Pictures & Acquisition Agreements.

(a) Any Prospective Acquisition that Ventura contractually acquires hereunder is referred to as a "Picture" and must have the following:

(i) An exploitation term of at least five (5) years (or more to the extent available and acquired).

(ii)      To the extent available and acquired, the following minimum exploitation rights: Exclusive home video/DVD, VOD, and "new media" (wireless, internet, digital distribution/download, telephony, mobile, etc.) for the United States and its territories, possessions, and installations (and, to the extent available and acquired, also Canada).

(iii)      No obligation for Ventura to pay any production funds, advances, license fees, or other such funds to the Licenser or otherwise in connection with the Picture (hereafter "Acquisition Funds"). However, the parties each have the option, in their respective discretions and on a case-by-case basis, to pay Acquisition Funds for any Picture or to acquire specific rights therein (amounts in each case to be determined in good faith). For the avoidance of doubt, Ventura is not obligated to pay any Acquisition Funds or to do so to any extent.

(b) Ventura will acquire the rights to each Picture by a contract (the "Acquisition Agreement") consistent with the following:

(i)      Each Acquisition Agreement will be between Ventura and the applicable Licensor, with Ventura being the sole signatory and party as exclusive licensee or distributor. Without limiting Ventura's obligations hereunder, SFI will not be a third party beneficiary of any Acquisition Agreement.

(ii)      Ventura well draft each Acquisition Agreement (or, if ever applicable, review and comment on any drafted by a Licensor) in furtherance of an acceptable signature version. The terms of any Acquisition Agreement will be consistent with or based on Ventura's standard license or distribution agreements and otherwise as negotiated by Ventura with the applicable Licensor. However, if Ventura approves on a case-by-case basis, SFI will have the right to negotiate with the applicable Licensor based on deal terms pre-approved by Ventura; in that case, SFI may use a short form binding deal memorandum drafted by Ventura (the "Short Form"), but Ventura must finally approve each Short Form and only an authorized Ventura signatory has the right to sign each Short Form. Upon request, SFI will consult Ventura in its negotiation of each Acquisition Agreement.

(iii)      The parties acknowledge that there are no guarantees that any Acquisition Agreement will be consummated, that any Prospects Acquisitions will be acquired, or that any Pictures will actually be exploited, or done so to any extent. Ventura is not obligated to acquire any Prospective Acquisition or to enter into any Acquisition Agreement that it does not consider prudent in its sole discretion.

(c) The Pictures will be listed by title on Exhibit A (to be attached hereto and hereby incorporated by reference), which list will be updated from time to time.

6.      Exploitation of Pictures.

(a)      Ventura may consult with SFI for the promotion, advertising, or exploitation of Pictures, but all decisions regarding the manufacture, marketing, promotion, advertising, distribution, sublicensing, and other exploitation of each Picture, or the cessation of any of the foregoing, will be in Ventura's sole discretion.

(b) The parties will consult with each another prior to issuing any press releases a otherwise making any then non-public statement regarding any Pictures and their arrangement under this agreement.

7.      Advances to SFI & Pass Fee.

(a)      Ventura will advance a sum of fifteen thousand dollars ($15,000) to SFI solely for each Picture (the "SFI Advance"), payable within ten (10) business days of the Licensor's execution of the corresponding Short Form or Acquisition Agreement. The aggregate SFI Advance sum is a prepayment of the SFI Participation (defined below) and is fully recoupable against one hundred percent (100%) of the SFI Participation on a fully cross-collateralized backwards and forwards basis. Ventura will pay one (1) SFI Advance within ten (10) business days of SFI's signature of this agreement as a pre-payment of the SFI Advance for the last Picture.

(b)      If Ventura acquires less than two (2) Pictures in any three (3) month period of the Term, then Ventura will pay SFI a "Pass Fee" of Five Thousand Dollars ($5,000) for each un-acquired Prospective Acquisition below that threshold. (For example, if Ventura acquires 1 Picture in a 3-month period, then Ventura will pay SFI a $5,000 Pass Fee; if Ventura acquires zero Pictures in a 3-month period, then Ventura will pay SFI a $10,000 Pass Fee). If Ventura acquires more than two (2) Pictures in any three (3) month period or more than eight (8) Pictures in any twelve (12) month period of the Term, then each such additional Picture will apply prospectively as a credit to the Pass Fee. (For example, if Ventura acquires 3 Pictures in a 3-month period and 1 Picture in the next 3-month period, then Ventura owes no Pass Fee for the later). If Ventura acquires zero (0) Pictures during the Term, then the initially paid SFI Advance will apply toward any Pass Fee owing (i.e., will apply to satisfy 3 Pass Fees). The foregoing is Ventura's only obligation to SFI if Ventura elects to acquire or acquires zero (0) Pictures.

(c)      For the avoidance of doubt, Ventura is not responsible or obligated for any costs or expenses incurred by or on behalf of SFI respecting its endeavors or this agreement (e.g., travel and accommodation, festival fees, overhead, mailings, etc.). However, Ventura may advance any such costs or expense in its sole discretion, if ever; in that event, the full amounts thereof will be an SFI Advance and recoupable as such (unless Ventura agrees otherwise in writing).

(d) The SFI Advance, any Pass Fee, and any SFI Participation are full and complete consideration to SFI and anyone acting for or on behalf of SFI concerning this agreement.

8.      SFI Participation. Ventura will pay SFI a contingent participation respecting each Picture actually distributed hereunder as follows (the "SFI Participation"), payable after Ventura recoups the SFI Advance under paragraph 7(a) above:

(a) If SFI does not contribute any Acquisition Funds, then Ventura will pay SFI twenty percent (20%) of Net Profits for the Picture concerned, and Ventura will retain the rest.

(i)      "Net Profits" is defined as one hundred percent (100%) of cash receipts actually received by Ventura under the applicable Acquisition Agreement, less the following retained by Ventura: A distribution fee of twenty-five percent (25%); marketing, sales, distribution, manufacturing, and other related costs (including ten percent (10%) surcharge on in-house marketing services and actual manufacturing costs); advances, acquisition or productions coats (including ten percent (10%) administrative surcharge on acquisition or production costs and interest at prime plus one and once-half percent (1.5%) on the unrecouped balance of any advances, acquisition or production costs); returns; return reserves (subject to liquidation); and any third party payments or participations.

(b)      If SFI contributes Acquisition Funds, then each of SFI and Ventura will receive a share of Adjusted Gross Receipts for the Picture concerned proportional to the parties' respective contribution of Acquisition Funds thereto.

(i)      "Adjusted Gross Receipts" is defined as one hundred percent (100%) of cash receipts actually received by Ventura under the applicable Acquisition Agreement, less the following retained by Ventura: A distribution fee of seven and one-half percent (7.5%); actual distribution costs; returns; return reserves (subject to liquidation); advances, acquisition or productions costs; and third party payments or participations.

9.      Accountings & Audit.

(a)      Ventura will directly collect and receive all monies and other considerations payable in connection with each Picture under the corresponding Acquisition Agreement. For the SFI Participation, Ventura will account on a calendar quarter basis during the Term, and thereafter until Ventura's final accounting under an Acquisition Agreement. Ventura will send accountings statements to SFI within ninety (90) days after the end of each calendar quarter (via mail to the address first stated above). When applicable, statements will be accompanied by payment for any SFI Participation due. If Ventura makes any overpayment to SFI or advances any further monies to or on behalf of SFI (which Ventura is not obligated to do), then Ventura has the right to offset the amounts from any monies payable to SFI. Any monies due or payable hereunder will not be held in trust by Ventura for SFI.

(b)      Any statements Ventura renders will conclusively be correct and binding on SFI, will constitute an account stated, and will not be subject to objection by or on behalf of SFI, unless SFI notifies Ventura in writing of the statement objected to within twenty four (24) months after the applicable statement date.

(c)      With thirty (30) days advance written notice to Ventura, a certified reputable accounting firm specializing in entertainment industry audits will have the right on behalf of SFI to examine the books and records of Ventura subject to the following: Any examination must be during Ventura's normal business hours, at Ventura's place of business where its books and records are kept, at SFI's sole cost and expense, not more than once every twelve (12) months, not more than once respecting any particular accounting period, not more than twenty four (24) months after the date any particular statement is rendered, and not more then once respecting any particular statement. SFI's examination is limited to Ventura's books and records of the pertinent Pictures, and under no circumstances does SFI have the right to examine books or records relating to Ventura's business generally, other projects, or third party distributors. Before rendering any report or demand to Ventura hereunder, SFI's auditor must first review its tentative written findings with a designated representative of Ventura's finance department in order to remedy any factual errors or to clarify any issues that may have resulted from misunderstanding. SFI and its auditor must keep all of Ventura's non-public or confidential trade information accessed during any endeavors hereunder confidential. Before beginning any audit, SFI must cause its auditor to agree with these audit provisions in writing.

(d)      If SFI commences any action, suit, or proceeding against Ventura concerning accountings or statements hereunder, then SFI must do so no later than twenty-four (24) months after the applicable accounting period, the scope of that action, suit or proceeding will be limited to determining the amount of monies, if any, payable to SFI for the accounting period hereunder in question, and SFI's sole remedy will be recovery of any unpaid or underpaid SFI Participation amount finally adjudicated as due.

10.      Opportunities & Conflicts of Interest. SFI and Ventura may each independently endeavor in or possess an interest in any other business or ventures of any kind, including in the motion picture industry and others that may be competitive with the arrangements of this agreement. Neither party will have any rights in or to such other ventures or to the income or profits therefrom. Each party may invest or otherwise endeavor in such other opportunities without notifying or offering them to the other party and without any obligation or liability to the other party. Each party hereby waives any right it may have against the other party for capitalizing on information learned as a result of this agreement and further waives, if ever relevant, any so-called "corporate and/or joint venture opportunities" or fiduciary opportunities in relation to any of these activities.

11.       Representations & Warranties.

(a)      The parties respectively represent and warrant that each has the right to enter into this agreement, that each will perform consistent with this agreement, that neither will act outside the scope of this agreement or otherwise in a way that will impair the other's rights hereunder or in relation to any prospective Acquisitions, Pictures, or Acquisition Agreements, and that neither has any right nor will make any claim or representation as to rights beyond those stated in this agreement.

(b)      The parties agree to indemnify and hold harmless each other (and their respective affiliates, subsidiaries, officers, directors, partners, owners, shareholders, employees, and agents) against any claims, damages, demands, expenses, judgments, and liabilities, along with reasonable attorneys' fees and expenses, arising out of or related to any breach of their respective representations, warranties, or agreements herein.

12.      Miscellaneous.

(a)      This agreement is governed by the laws of California applicable to contracts entered into and performed entirely therein without regard to conflict of law provisions. The venue for any action, suit or proceeding by either party is the appropriate State or Federal court located in Los Angeles County.

(b) All paragraph headings in this agreement are for convenient reference only and will not be used to construe the meaning of its provisions.

(c) No waiver of any default or breach of this agreement by either party will be deemed a continuing waiver or a waiver of any other breach or default, whether or not similar.

(d)      All notices in this agreement must be in writing and given by personal delivery, by facsimile with a copy by prepaid mail, by prepaid certified mail return receipt, or by overnight courier providing proof of delivery (e.g., FedEx). If so given, a notice will be deemed delivered five (5) business days after deposit (unless earlier confirmation). All notices must be addressed to the respective party, at the address first stated above (or to any changed addressed either party may notify the other of), attention ‘Business and Legal Affairs' in the case of Ventura, and attention ‘Tom Skouras' in the case of SFI.

(e)      The parties are independent contractors. Nothing herein creates a partnership, joint venture, or other legal or status relationship between the parties or makes either the agent of the other. Neither party will be liable or bound by any representation, act omission, or agreement of the other. The parties have no authority to act for or on behalf of each other or to bind each other in any manner without first obtaining prior written consent from each other, and neither party will purport to have that authority.

(f)      Either party may assign this agreement only with the prior written consent of the other, except either party may assign this agreement to any entity acquiring at least a majority of its assets. Being a key person of SFI, Tom Skouras must remain primarily responsible for the obligations to Ventura herein in the event of any SFI assignment. This agreement grants no rights or remedies to any third party unless the respective party specifically grants such rights or remedies in writing subject to the terms herein.

(g)      Neither party will be in breach of this agreement unless the alleging party notifies the other party in writing specifying the breach and that other party fails to cure within thirty (30) days thereafter.

(h)      Without waiving any other of its available rights or remedies, Ventura is entitled to injunctive and other equitable relief for a breach of this agreement by SFI. In the event of a breach of this agreement by Ventura, SFI will not be entitled to injunctive or equitable relief, nor will SFI have the right to rescind this agreement; SFI's sole remedy is an action at law to recover any money damages.

(i)      This document contains the entire agreement between the parties, supersedes any prior or contemporaneous discussions, proposed agreements, or agreements between the parties and their representatives, written or oral, and can only be modified by a separate writing signed by the parties.

(j) This agreement may be executed in counterparts, each of which taken together will be one and the same instrument. A facsimile signature will be deemed the same as an original.

By signature below, the parties confirm their acceptance of this agreement as of the date first stated above.

Skouras Films, Inc. By: Authorized Signatory	Ventura Distribution, Inc. By: Authorized Signatory